EXHIBIT 4.22

AMENDMENT NO. 2 TO MINING LEASE AND OPTION TO PURCHASE AGREEMENT

THIS AMENDING AGREEMENT made the 13th day of February, 2014,

AMONG:

Max Resource, Inc., a corporation pursuant to the laws of Nevada (the “Lessee”)

- and -

Max Resource Corp., a corporation pursuant to the laws of Alberta (“ParentCo”)

- and -

Claremont Nevada Mines LLC, a limited liability company pursuant to the laws of Nevada (“Claremont”)

      - and -

JR Exploration LLC, a limited liability company pursuant to the laws of Utah (“JRE”)

(together Claremont and JRE may be referred to herein as the “Owners” and individually each as an “Owner”)

RECITALS:

A.

The Lessee, ParentCo, Claremont and JRE entered into a Mining Lease and Option to Purchase Agreement dated as of December 3, 2012, as further amended by an Amendment to Mining Lease and Option to Purchase Agreement dated as of December 3, 2013 (together as amended, the “Original Agreement”);

B.

The Parties wish to amend the Original Agreement in the manner set forth below;

NOW THEREFORE, in consideration of the premises and covenants contained in this Amending Agreement, the Parties agree as follows:

1.

All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Original Agreement.

2.

Subparagraph 5.1.1(b)(ii) of the Original Agreement is deleted in its entirety and replaced with the following:

“5.1.1(b)

(ii) $160,000 payable as follows:

(A) $10,000 on or before February 14, 2014;

(B) $15,000 on or before March 31, 2014;

(C) $16,000 on or before April 30, 2014;

(D) $17,000 on or before May 31, 2014;

(E) $17,000 on or before June 30, 2014;

(F) $17,000 on or before July 31, 2014;

(G) $17,000 on or before August 31, 2014;

(H) $17,000 on or before September 30, 2014;

(I)  $17,000 on or before October 31, 2014; and

(J) $17,000 on or before November 30, 2014

3.

Except as expressly amended herein, the Original Agreement is hereby ratified, approved and confirmed to be in full force and effect.

4.

Time is of the essence of this Amending Agreement.

5.

This Amending Agreement is governed by and will be construed in accordance with the laws of the state of Nevada and the federal laws of the United States of America applicable therein.  Each Party irrevocably attorns to the exclusive jurisdiction of the courts of Nevada with respect to any matter arising under or relating to this Amending Agreement.

6.

This Amending Agreement may be executed in any number of counterparts each of which will be deemed to be an original, and all of which taken together will be deemed to constitute one and the same instrument. This Amending Agreement may be executed and delivered by electronic means and each of the Parties may rely on such electronic execution as though it were an original hand-written signature

IN WITNESS WHEREOF the Parties have executed this Amending Agreement.

MAX RESOURCE, INC.
Per:	/s/ Stuart Rogers
Name: Stuart Rogers
Title: President
MAX RESOURCE CORP.
Per:	/s/ Stuart Rogers
Name: Stuart Rogers
Title: President
CLAREMONT NEVADA MINES LLC
Per:	/s/ E. L. Hunsaker
Name: E. L. Hunsaker III
Title: Manager
JR Exploration LLC
Per:	/s/ Rick Everson
Name: Rick Everson
Title: Manager